UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): July 11, 2016

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2016, our Board of Directors increased the number of members of the Board from six to seven seats. Concurrently, the Board appointed Gregory McCabe as a new member to the Board of Directors, filling the vacancy. The Board does not deem that Mr. McCabe is independent under Nasdaq rules.

Transactions with related persons, promoters and certain control persons.

On August 7, 2014, we entered into a Purchase Agreement with Hudspeth Oil Corporation (“Hudspeth”), McCabe Petroleum Corporation (“MPC”), and Gregory McCabe. Mr. McCabe was the sole owner of both Hudspeth and MPC. Under the terms and conditions of the Purchase Agreement, at closing, we purchased 100% of the capital stock of Hudspeth which holds certain oil and gas assets, including a 100% working interest in 172,000 mostly contiguous acres in the Orogrande Basin in West Texas. This acreage is in the primary term under five-year leases that carry additional five-year extension provisions. As consideration, at closing we issued 868,750 shares of our common stock to Mr. McCabe and paid a total of $100,000 in geologic origination fees to third parties. Additionally, Mr. McCabe will have an optional 10% working interest back-in after payout and a reversionary interest if drilling obligations are not met, all under the terms and conditions of a participation and development agreement. Closing of the transactions contemplated by the Purchase Agreement occurred on September 23, 2014.

On August 6, 2015, Green Hill Minerals, LLC (“Green Hill Minerals”) loaned us $250,000, which was repaid with $4,521 in interest on September 30, 2015. Green Hill Minerals is owned by sons of Mr. McCabe. In connection with the loan, we issued Green Hill Minerals a three-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.73 per share.

On February 15, 2016, we entered into a consulting service agreement with Green Hill Minerals, LLC. As compensation for the consulting services provided under the agreement, we agreed to issue Green Hill Minerals 115,000 shares of common stock at signing, 115,000 shares of common stock 90 days from signing, 115,000 shares of common stock 180 days from signing and 115,000 shares of common stock 270 days from signing. Also under the agreement, we issued Green Hill Minerals 1,700,000 four-year warrants to purchase shares of common stock at an exercise price of $0.70 per share, vesting as follows: 425,000 warrants at signing, 425,000 warrants 90 days from signing, 425,000 warrants 180 days from signing and 425,000 warrants 270 days from signing.

On March 31, 2016, Mr. McCabe made a short term, non-interest bearing loan to us of $500,000. We repaid the loan in full on April 29, 2016.

Effective April 4, 2016, our subsidiary, Torchlight Energy Inc., acquired from MPC a 66.66% working interest in approximately 12,000 acres in the Midland Basin in exchange for 1,500,000 warrants to purchase our common stock at an exercise price of $1.00 for five years, and a back-in after payout of a 25% working interest to MPC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: July 13, 2016	By: /s/ John Brda
John Brda
President and Chief Executive Officer

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